EXHIBIT 99

[KOGER LOGO]	KOGER EQUITY, INC. 225 NE Mizner Boulevard, Suite 200 Boca Raton, Florida 33432

NEWS

Koger Equity, Inc. Announces Dividend on Common Stock

Boca Raton, Florida—February 26, 2004— Koger Equity, Inc. (NYSE:KE) announced today that its Board of Directors declared a quarterly dividend of $0.35 per share on the Company’s common stock to be paid on May 6, 2004, to shareholders of record on March 31, 2004.

About Koger Equity

Koger Equity, Inc. owns or has interests in 130 office buildings, containing 10.2 million rentable square feet, primarily located in 19 suburban office projects and two urban centers in 11 metropolitan areas in the Southeastern United States and Texas.

For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT:	Investor Relations Thomas Brockwell, 800-850-2037 or Integrated Corporate Relations Brad Cohen 203-222-9013